UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 2, 2019

Date of Report (Date of earliest event reported)

SHAKE SHACK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Varick Street, Suite 301 New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(646) 747-7200

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each class	Trading symbol(s)	Name of Exchange on which registered
Class A Common Stock, par value $0.001	SHAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 2, 2019, SSE Holdings, LLC (the “Borrower”), a subsidiary of Shake Shack Inc., and each of the Borrower’s direct and indirect Subsidiaries (other than its non-Wholly-Owned Domestic Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries (collectively, its “Excluded Subsidiaries”)) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and any lenders who may become party to the Credit Agreement. The Credit Agreement refinances the Borrower’s existing credit agreement with JPMorgan Chase Bank, N.A. The Borrower and its direct and indirect Subsidiaries (other than its Excluded Subsidiaries) are guarantors of all of the obligations under the credit facility.

The Credit Agreement provides for a $50.0 million senior secured revolving credit facility available to be used by the Borrower and its subsidiaries for general corporate purposes.  The Borrower has the ability to increase available borrowings under the credit facility by an additional amount of up to $100.0 million, through incremental term and/or revolving credit commitments, subject to the satisfaction of certain conditions set forth in the Credit Agreement.  The credit facility permits the issuance of letters of credit of up to $15.0 million. The credit facility matures on August 2, 2024.

No borrowings have been made under the credit facility, and the Borrower does not anticipate drawing on the credit facility at this time.  The credit facility provides increased financial flexibility for the Borrower to pursue its long-term growth strategies and other corporate objectives.

Borrowings under the credit facility bear interest at either: (i) LIBOR plus an applicable margin ranging from 1.0% to 1.5% depending on the Borrower’s net lease adjusted leverage ratio or (ii) the base rate plus an applicable margin ranging from 0.0% to 0.5% depending on the Borrower’s net lease adjusted leverage ratio, with the base rate defined as the highest of the prime rate, the federal funds rate plus 0.5% or LIBOR for an interest period of one month plus 1.0%. The credit facility is also subject to a non-refundable commitment fee ranging from 0.10% to 0.15% of the average daily unused portion of the revolving credit commitments. To the extent the LIBOR reference rate is no longer available the administrative agent, in consultation with the Borrower, will determine a replacement rate which will be generally in accordance with similar transactions in which it serves as administrative agent.

The Credit Agreement requires the Borrower to comply with maximum net lease adjusted leverage and minimum fixed charge coverage ratios.  In addition, the Credit Agreement contains other customary affirmative and negative covenants, including those which (subject to certain exceptions and dollar thresholds) limit the ability of the Borrower to incur debt; incur liens; make investments; engage in mergers, consolidations, liquidations or acquisitions; dispose of assets; make distributions on or repurchase Shake Shack Inc.’s equity securities; engage in transactions with affiliates; and prohibit Borrower, its Subsidiaries (other than its Excluded Subsidiaries) and Shake Shack Inc. to engage in any line of business not related to Borrower’s and its Subsidiaries’ (other than its Excluded Subsidiaries) current line of business and businesses reasonably related thereto.

Events of default under the Credit Agreement include payment defaults; incorrect or misleading representations or warranties; default in performance of covenants and conditions; other indebtedness cross-default; a change in control of Shake Shack Inc.; certain defaults or events relating to employee benefit plans; certain events of bankruptcy or insolvency; and judgment defaults.  The events of default would permit the administrative agent and the lenders to terminate the commitments and accelerate the maturity of any borrowings under the credit facility, if not cured within applicable grace periods.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 10.1	Credit Agreement, dated as of August 2, 2019, by and among SSE Holdings, LLC, the Guarantors party thereto, the Lenders referred to therein and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

	By:	/s/ Tara Comonte
Tara Comonte
Date: August 5, 2019		Chief Financial Officer